Exhibit 99.1

Press Release

Investor and Media Contact: Whitney Finch

Vice President of Investor Relations

813.421.7694

wfinch@walterinvestment.com

FOR IMMEDIATE RELEASE

May 7, 2015

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

FIRST QUARTER 2015 HIGHLIGHTS AND FINANCIAL RESULTS

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE: WAC) (“Walter Investment” or the “Company”) today announced operational highlights and financial results for the quarter ended March 31, 2015.

First Quarter 2015 Operational Highlights and Recent Developments

•	Adjusted Earnings of $38.3 million after taxes, or $1.02 per share

•	Servicing segment delivered 17 bps of AEBITDA margin, at the high end of the previously provided target range

•	Assisted approximately 15,000 homeowners in obtaining modifications and originated approximately 10,700 HARP loans

•	56% growth in Originations segment funded volumes to $5.5 billion as compared to the prior year quarter

•	Reverse Mortgage segment issued $413 million of HMBS ranking it as the largest HMBS issuer by UPB for the quarter

•	Servicing business awarded a 5-STAR designation, the highest designation under FNMA’s STAR program, for 2014 servicing performance

•	Executed agreements to acquire MSRs on approximately $9.6 BN of UPB from Ocwen and $5.6 BN of UPB from EverBank, currently under sub-servicing contract, expected to close during Q2 2015

•	Completed dispositions of certain non-core assets, generating proceeds of ~$220 million

•	Board of Directors authorized a share repurchase program of up to $50 million through May 31, 2016

First Quarter 2015 Financial Highlights

The Company reported GAAP net loss for the first quarter of 2015 of ($31.0) million, or ($0.82) per diluted share, compared to net income of $17.4 million, or $0.45 per share for the first quarter of 2014. Included in the first quarter 2015 net loss are $44.5 million or $1.18 per share of after tax charges resulting from changes in valuation inputs and other assumptions used in the fair value of assets and liabilities carried at fair value. Adjusted Earnings for the first quarter of 2015 was $38.3 million after taxes, or $1.02 per share, a decrease of 34% as compared to the prior year quarter. Adjusted EBITDA for the quarter was $162.7 million, a 3% decline when compared to the prior year quarter.

“We continue to execute against the strategic initiatives we laid out for you on our third quarter 2014 call and have completed a significant portion of the sales of our non-core assets we previously described. In April 2015, we sold our residual interest in seven of the Residual Trusts, generating cash proceeds of approximately $190 million and, when coupled with the cash proceeds of approximately $30 million from the sale of our strategic investment in a third party reverse mortgage business, have generated cash of approximately $220 million providing us with additional flexibility to evaluate our capital structure and reinvest in our business,” said Mark J. O’Brien, Walter Investment’s Chairman and CEO.

“Our segments’ operational performance in the first quarter of 2015 demonstrates the strong execution we anticipate from our Servicing and Originations businesses for 2015, as Servicing continues to perform amongst the top of its FNMA STAR peer group and Originations further develops its Correspondent, Retail and Consumer Direct channels while remaining focused on maximizing Retention opportunities embedded within our Serviced portfolio. Reverse tail draw experience is increasing, driving higher originations volumes and blended cash margins.”

First Quarter 2015 Financial and Operating Highlights

Total revenue for the first quarter of 2015 was $310.9 million, a decrease of $59.1 million as compared to the first quarter of 2014, primarily related to an $81.9 million decline in net servicing fees and revenues comprised of an $81.6 million greater fair value charge for mortgage servicing rights. Total revenue also reflects a $9.3 million decline in insurance revenue due to the loss of commissions earned on GSE lender-placed policies beginning June 1, 2014, offset by a $21.2 million increase in net gains on sales of loans reflecting higher locked volumes due to strong execution gains in a low interest rate environment in the current quarter and a $13.5 million increase in net fair value gains on reverse loans. Total expense increased 10% from $338.5 million in the first quarter of 2014 to $371.4 million in the first quarter of 2015, primarily reflecting the impact of $16.1 million of additional curtailable charges associated with regulatory developments during the quarter and $11.3 million of higher salaries and benefits driven by higher accruals for incentive pay largely resulting from a higher volume of loans funded.

Segments

During the three months ended March 31, 2015, we took steps to simplify our business and reorganized our reportable segments to align with our changes in the management reporting structure. As a result of this reorganization, we modified the Servicing segment by combining the Asset Receivables Management, Insurance, and Loans and Residuals businesses into the Servicing segment. The Company also made a change to the composition of indirect costs and depreciation and amortization allocated to the business segments and established an intersegment charge between the Servicing and Originations segments for certain loan originations associated with the Company’s mortgage loan servicing portfolio. We believe the changes in our reportable business segments reflect the way management, under its new reporting structure, monitors performance, aligns strategies and allocates resources in the current environment, while altogether improving efficiencies. We now manage our Company in three reportable segments: Servicing, Originations, and Reverse Mortgage. Our Other non-reportable segment primarily consists of the assets and liabilities of the Non-Residual Trusts, corporate debt and our asset management business, which we operate through Green Tree Investment Management (“GTIM”). The Company has recast the segment operating results of prior periods to reflect these changes.

Results for the Company’s segments are presented below.

Servicing

The Servicing segment generated revenue of $143.8 million in the first quarter of 2015, a 41% decline as compared to first quarter 2014 revenue of $245.6 million. The change was primarily-comprised of an $81.6 million greater fair value charge for mortgage servicing rights, a $13.6 million decline in incentive and performance fees as modification fees and success fees earned under HAMP decreased $11.9 million as compared to the same period of 2014 due primarily to a lower volume of completed modifications and lower fees for maintenance of modified loans under performing status as the underlying loans are no longer eligible for HAMP incentive fees. Results also reflect a $9.3 million decline in insurance revenue due to the loss of commissions earned on GSE lender-placed policies beginning June 1, 2014, offset by increased servicing fees of $5.8 million resulting from growth in the third-party servicing portfolio. Revenues for the quarter ended March 31, 2015 included $170.7 million of servicing fees, $25.1 million of incentive and performance-based fees, and $23.5 million of ancillary and other fees.

Expense for the Servicing segment was $194.2 million, an increase of 9% as compared to the prior year quarter reflecting an increase of $3.5 million in expenses relating to the provision on advances and compensating interest, $2.6 million due primarily to the reduction in allowance for loan loss requirements taken in the first quarter of 2014 and $3.1 million in additional costs to support efficiency and technology related initiatives. Expenses also included $11.5 million of depreciation and amortization costs and $29.2 million of interest expense.

The segment generated Adjusted Earnings of $40.1 million for the first quarter of 2015 and AEBITDA of $103.1 million, a decline of 64% and 29%, respectively, primarily due to lower revenues which were largely impacted by a decline in incentive and performance fees and insurance revenues and higher expenses, mainly general and administrative and allocated indirect expenses as discussed above. Adjusted Earnings decline is also impacted by higher realization of cash flows, including the effects of accelerated prepayments, of $32.7 million.

The Servicing segment ended the quarter with approximately 2.2 million total accounts serviced with a UPB of approximately $236.4 billion. During the quarter, the Company experienced a net disappearance rate of 13.8% in line with the net disappearance rate in the prior year quarter of 13.5%.

Originations

The Originations segment generated revenue of $130.3 million in the first quarter, an increase of 19% as compared to the prior year quarter driven by a higher total volume of locked loans, partially offset by a shift in volume from the higher margin retention channel to the lower margin correspondent channel in the current quarter. Expense for the Originations segment of $88.5 million, which includes $7.8 million of interest expense and $3.2 million of depreciation and amortization, declined 7% as compared to the prior year quarter primarily reflecting expense reductions as the business works to align the employee base to match the scope and scale of current operations. Results also reflect the impact of intersegment retention expense related to fees incurred on loan originations that resulted from access to the Servicing segment’s servicing portfolio for which there was a related capitalized servicing right recorded by the Servicing segment. As a result of lower funded volumes in the retention channel as compared to the prior year period, intersegment retention expense declined $3.9 million during the three months ended March 31, 2015 as compared to the same period of 2014.

The segment generated Adjusted Earnings of $44.3 million for the first quarter of 2015 and AEBITDA of $46.7 million, a 113% and 99% increase in both metrics, respectively, as compared to the first quarter of 2014 due primarily to higher net gains on sales of loans and lower expenses, mainly a reduction in salaries and benefits and the intersegment retention expense as discussed above.

The total pull-through adjusted locked volume for the first quarter was $6.9 billion, as compared to $3.6 billion for the first quarter of 2014 as volumes in the correspondent lending channel grew 188% as compared to the prior year period. Funded loans in the current quarter totaled $5.5 billion, with 33% of that volume in the consumer lending channel and 67% generated by the correspondent lending channel. Direct margins in the consumer lending channel were 196 bps in the first quarter of 2015, a decrease of 14 bps as compared to the prior year quarter.

Reverse Mortgage

The Reverse Mortgage segment generated revenue of $43.9 million for the quarter, a 58% increase as compared to the prior year quarter reflecting higher net fair value gains on reverse loans and related HMBS obligations. Current quarter revenues included a $30.8 million gain from the net impact of HECM loan and related HMBS obligation fair value adjustments, $11.4 million in net servicing revenue and fees and $1.8 million of other revenues. Total expenses for the first quarter were $57.4 million, a 55% increase as compared to the prior year period primarily driven by higher salaries and benefits due to hiring to support the growth in the retail lending channel, additional curtailable charges associated with regulatory events during the quarter and accrual adjustments associated with legal and regulatory matters outside of normal course of business.

The segment reported Adjusted Loss of ($1.3) million and AEBITDA is break-even for the first quarter 2015 as compared to Adjusted Loss of ($2.1) million and AEBITDA of ($0.8) million in the first quarter of 2014 due primarily to the growth in cash generated from origination, purchase and securitization of HECMs and net servicing revenue and fees partially offset by higher expenses.

Funded origination volumes excluding tails in the segment increased 27% as compared to the first quarter of 2014 resulting from an increase in retail sales force and advertising spend as well as increased activity with our largest bulk provider. Securitized volumes remained flat as compared to the prior year quarter, but the blended cash margin increased 40 bps primarily as a result of a change in volume from the securitization of lower margin new originations to higher margin tails.

Other Segment

The Other segment generated revenue of $3.3 million for the first quarter of 2015 as compared to revenue of $1.3 million in the prior year quarter. Total expenses in the current quarter of $41.8 million, which included $36.7 million related to corporate debt, remained flat as compared to the first quarter of 2014. Additionally, the Other segment included $14.4 million of income in the first quarter of 2015 related to the sale of an investment accounted for using the equity method, comprised of an $11.8 million gain on sale and $2.6 million related to the settlement of a receivable that was repaid.

The Other segment generated Adjusted Loss of ($21.4) million and AEBITDA of $12.9 million for the first quarter of 2015 as compared to Adjusted Loss of ($34.4) million and AEBITDA of ($0.3) million in the first quarter of 2014.

Market Commentary

Current economic conditions remain favorable for Walter Investment’s key operating businesses. We continue to see a benign rate environment with a gradual move toward higher rates as the economy strengthens. Lower than expected rates in the quarter caused an increase in CPR which drove a markdown in the fair value of MSR. Credit quality is improving in our servicing book and we continue to see a robust supply of MSR available in the market on both a bulk and flow purchase basis. Pricing has improved marginally in recent months although the market for the assets remains competitive.

Originations volumes are meeting or slightly exceeding expectations for the market overall assisted by the low rate environment. Margins are firm as the higher margin retention / refinance volumes remain at healthy levels. The purchase money market continues to be competitive at current and expected origination levels.

We expect the originations market in the Reverse sector to be impacted as the industry implements the new financial assessment guidelines. Given the lead time to implementation we would expect a smooth transition over the next several quarters.

About Walter Investment Management Corp.

Walter Investment Management Corp. is a diversified mortgage banking firm focused primarily on the servicing and origination of residential loans, including reverse loans. Based in Tampa, Fla., the Company has over 6,000 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on our website is not a part of this release.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Investment’s first quarter results and other general business matters during a conference call and live webcast to be held on Thursday, May 7, 2015, at 10 a.m. Eastern Time. To listen to the event live or in an archive, and to access presentation slides (which include supplemental information) which will be available for at least 30 days, visit the Company’s website at www.walterinvestment.com.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail in our Annual Report on Form 10-K for the year ended December 31, 2014, under the caption “Risk Factors,” in Part II, Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future rules and regulations affecting our business, including those relating to the origination and servicing of residential loans, the management of third-party assets and the insurance industry (including lender-placed insurance), and changes to, and/or more stringent enforcement of, such rules and regulations;

•	increased scrutiny and potential enforcement actions by federal and state agencies;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims or relating to a pending investigation by the Department of Justice and the HUD Office of Inspector General);

•	potential costs and uncertainties associated with and arising from litigation, regulatory investigations and other legal proceedings;

•	our dependence on U.S. government-sponsored entities (especially Fannie Mae) and agencies and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various GSE, agency and other capital requirements applicable to our business, and our ability to remain qualified as a GSE approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ respective residential loan and selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs, and the effects of any changes to the origination and/or servicing requirements of the GSEs or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination, insurance agency or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the servicing standards required by the National Mortgage Settlement;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Green Tree Servicing;

•	operational risks inherent in the mortgage servicing business, including reputational risk;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities and maintain borrowing capacity under such facilities;

•	our ability to maintain or grow our servicing business and our residential loan originations business;

•	our ability to achieve our strategic initiatives;

•	changes in prepayment rates and delinquency rates on the loans we service or sub-service;

•	the ability of our clients and credit owners to transfer or otherwise terminate our servicing or sub-servicing rights;

•	a downgrade in our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from following the expiration of HARP, which is scheduled to occur on December 31, 2015;

•	risks associated with the origination, securitization and servicing of reverse mortgages, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, continued demand for HECM loans and other reverse mortgages, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to implement strategic initiatives, particularly as they relate to our ability to raise capital, make arrangements with potential capital partners and develop new business, including acquisitions of mortgage servicing rights and the development of our originations business, all of which are subject to customer demand and various third-party approvals;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including the risks of technology failures and of cyber-attacks against us or our vendors, our ability to adequately respond to actual or alleged cyber-attacks and our ability to implement adequate internal security measures and protect confidential borrower information;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage conflicts of interest relating to our investment in WCO; and

•	risks related to our relationship with Walter Energy, including tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

Amounts or metrics that relate to future earnings projections are forward-looking and subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond the control of us and our management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. Nothing in this report should be regarded as a representation by any person that any target will be achieved and we undertake no duty to update any target. Please refer to the disclosures in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2014, in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and our other filings with the SEC for important information regarding forward-looking statements and the use and limitations of Non-GAAP Financial Measures. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing a reconciliation to GAAP of any forward-looking financial measures presented herein.

In addition, this press release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views that are necessarily shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2015	2014
REVENUES
Net servicing revenue and fees	$90,887	$172,792
Net gains on sales of loans	125,227	104,034
Interest income on loans	31,941	34,422
Net fair value gains on reverse loans and related HMBS obligations	30,774	17,236
Insurance revenue	14,131	23,388
Other revenues	17,897	18,076

Total revenues	310,857	369,948

EXPENSES
Salaries and benefits	147,228	135,897
General and administrative	128,647	108,865
Interest expense	74,871	74,849
Depreciation and amortization	16,632	18,644
Other expenses, net	4,047	225

Total expenses	371,425	338,480

OTHER GAINS (LOSSES)
Other net fair value losses	(872)	(2,503)
Other	11,762	—

Total other gains (losses)	10,890	(2,503)

Income (loss) before income taxes	(49,678)	28,965
Income tax expense (benefit)	(18,670)	11,588

Net income (loss)	$(31,008)	$17,377

Comprehensive income (loss)	$(30,981)	$17,381

Net income (loss)	$(31,008)	$17,377

Basic earnings (loss) per common and common equivalent share	$(0.82)	$0.46
Diluted earnings (loss) per common and common equivalent share	(0.82)	0.45

Weighted-average common and common equivalent shares outstanding — basic	37,718	37,429
Weighted-average common and common equivalent shares outstanding — diluted	37,718	38,005

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$338,490	$320,175
Restricted cash and cash equivalents	837,628	733,015
Residential loans at amortized cost, net (includes $10,660 and $10,033 in allowance for loan losses at March 31, 2015 and December 31, 2014, respectively)	1,288,898	1,314,539
Residential loans at fair value	12,204,837	11,832,630
Receivables, net (includes $22,935 and $25,201 at fair value at March 31, 2015 and December 31, 2014, respectively)	248,378	215,629
Servicer and protective advances, net (includes $116,874 and $112,427 in allowance for uncollectible advances at March 31, 2015 and December 31, 2014, respectively)	1,612,988	1,761,082
Servicing rights, net (includes $1,570,320 and $1,599,541 at fair value at March 31, 2015 and December 31, 2014, respectively)	1,693,982	1,730,216
Goodwill	575,468	575,468
Intangible assets, net	99,583	103,503
Premises and equipment, net	115,837	124,926
Other assets (includes $100,735 and $68,151 at fair value at March 31, 2015 and December 31, 2014, respectively)	292,078	280,794

Total assets	$19,308,167	$18,991,977

LIABILITIES AND STOCKHOLDERS EQUITY
Payables and accrued liabilities (includes $37,937 and $30,024 at fair value at March 31, 2015 and December 31, 2014, respectively)	$669,313	$663,829
Servicer payables	695,299	584,567
Servicing advance liabilities	1,284,804	1,365,885
Warehouse borrowings	1,187,543	1,176,956
Excess servicing spread liability at fair value	63,349	66,311
Corporate debt	2,266,831	2,267,799
Mortgage-backed debt (includes $635,239 and $653,167 at fair value at March 31, 2015 and December 31, 2014, respectively)	1,706,367	1,751,459
HMBS related obligations at fair value	10,304,384	9,951,895
Deferred tax liability, net	81,316	86,617

Total liabilities	18,259,206	17,915,318

Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at March 31, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 37,732,229 and 37,711,623 shares at March 31, 2015 and December 31, 2014, respectively	377	377
Additional paid-in capital	603,926	600,643
Retained earnings	444,236	475,244
Accumulated other comprehensive income	422	395

Total stockholders’ equity	1,048,961	1,076,659

Total liabilities and stockholders’ equity	$19,308,167	$18,991,977

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We measure the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are utilized by management to assess the underlying operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is a supplemental metric used by management to evaluate our Company’s underlying key drivers and operating performance of the business. Adjusted Earnings (Loss) is defined as income (loss) before income taxes plus changes in fair value due to changes in valuation inputs and other assumptions, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment (if any), certain depreciation and amortization costs related to the increased basis in assets (including servicing rights and sub-servicing contracts) acquired within business combination transactions (or step-up depreciation and amortization), transaction and integration costs, share-based compensation expense, non-cash interest expense, the net impact of the Non-Residual Trusts, fair value to cash adjustments for reverse loans, and certain other cash and non-cash adjustments, primarily including certain non-recurring costs. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSRs that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, depreciation and amortization, interest expense on corporate debt, amortization of servicing rights and other fair value adjustments, estimated settlements and costs for certain legal and regulatory matters, goodwill impairment (if any), fair value to cash adjustment for reverse loans, non-cash interest income, share-based compensation expense, servicing fee economics, Residual Trusts cash flows, transaction and integration related costs, the net impact of the Non-Residual Trusts and certain other cash and non-cash adjustments primarily including the net provision for the repurchase of loans sold, provision for loan losses and certain non-recurring costs. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represents reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation which is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value of servicing rights due to changes in valuation inputs or other assumptions; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our corporate debt and excess servicing spread liability, although they do reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2015

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$81,827	$—	$11,406	$—	$(2,346)	$90,887
Gain on loan sales, net	(91)	125,416	(98)	—	—	125,227
Interest income on loans	31,916	25	—	—	—	31,941
Insurance revenue	14,131	—	—	—	—	14,131
Net fair value gains on reverse loans and related HMBS obligations	—	—	30,774	—	—	30,774
Other income	15,980	4,859	1,845	3,293	(8,080)	17,897

Total revenues	143,763	130,300	43,927	3,293	(10,426)	310,857

EXPENSES:
Interest expense	29,225	7,813	1,099	36,734	—	74,871
Depreciation and amortization	11,473	3,187	1,968	4	—	16,632
Other expenses, net	153,503	77,502	54,317	5,026	(10,426)	279,922

Total expenses	194,201	88,502	57,384	41,764	(10,426)	371,425

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(234)	—	—	(638)	—	(872)
Other	—	—	—	11,762	—	11,762

Total other gains (losses)	(234)	—	—	11,124	—	10,890

Income (loss) before income taxes	(50,672)	41,798	(13,457)	(27,347)	—	(49,678)
ADJUSTED EARNINGS BEFORE TAXES
Changes in fair value due to changes in valuation inputs and other assumptions	73,771	—	—	—	—	73,771
Step-up depreciation and amortization	7,044	1,170	1,328	—	—	9,542
Step-up amortization of sub-servicing rights	4,887	—	—	—	—	4,887
Non-cash interest expense	755	—	—	2,564	—	3,319
Share-based compensation expense	2,005	797	536	85	—	3,423
Fair value to cash adjustment for reverse loans	—	—	(4,355)	—	—	(4,355)
Curtailment expense	—	—	16,074	—	—	16,074
Other	2,351	528	(1,399)	3,329	—	4,809

Total adjustments	90,813	2,495	12,184	5,978	—	111,470

Adjusted Earnings before taxes	40,141	44,293	(1,273)	(21,369)	—	61,792
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	56,272	—	555	—	—	56,827
Interest expense on debt	2,596	—	1	34,170	—	36,767
Depreciation and amortization	4,429	2,017	640	4	—	7,090
Other	(318)	403	74	61	—	220

Total adjustments	62,979	2,420	1,270	34,235	—	100,904

Adjusted EBITDA	$103,120	$46,713	$(3)	$12,866	$—	$162,696

Walter Investment Management Corp.

Segment Revenues and Operating Income

For the Three Months Ended March 31, 2014

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES:
Servicing revenue and fees	$167,226	$—	$7,610	$—	$(2,044)	$172,792
Gain on loan sales, net	—	104,034	—	—	—	104,034
Interest income on loans	34,422	—	—	—	—	34,422
Insurance revenue	23,388	—	—	—	—	23,388
Net fair value gains on reverse loans and related HMBS obligations	—	—	17,236	—	—	17,236
Other income	20,548	5,180	3,022	1,314	(11,988)	18,076

Total revenues	245,584	109,214	27,868	1,314	(14,032)	369,948

EXPENSES:
Interest expense	30,716	6,833	859	36,441	—	74,849
Depreciation and amortization	11,839	4,369	2,432	4	—	18,644
Other expenses, net	136,237	83,785	33,640	5,357	(14,032)	244,987

Total expenses	178,792	94,987	36,931	41,802	(14,032)	338,480

OTHER GAINS (LOSSES)
Net fair value gains (losses)	(416)	—	—	(2,087)	—	(2,503)

Total other gains (losses)	(416)	—	—	(2,087)	—	(2,503)

Income (loss) before income taxes	66,376	14,227	(9,063)	(42,575)	—	28,965

ADJUSTED EARNINGS BEFORE TAXES
Changes in fair value due to changes in valuation inputs and other assumptions	25,618	—	—	—	—	25,618
Step-up depreciation and amortization	7,151	2,853	1,893	1	—	11,898
Step-up amortization of sub-servicing contracts	8,465	—	—	—	—	8,465
Non-cash interest expense	997	—	—	2,313	—	3,310
Share-based compensation expense	1,992	777	459	265	—	3,493
Fair value to cash adjustments for reverse loans	—	—	4,661	—	—	4,661
Other	152	2,978	(52)	5,566	—	8,644

Total adjustments	44,375	6,608	6,961	8,145	—	66,089

Adjusted Earnings before taxes	110,751	20,835	(2,102)	(34,430)	—	95,054
ADJUSTED EBITDA
Amortization of servicing rights and other fair value adjustments	23,918	—	750	—	—	24,668
Interest expense on debt	32	—	10	34,128	—	34,170
Servicing fee economics	9,750	—	—	—	—	9,750
Depreciation and amortization	4,688	1,516	539	3	—	6,746
Other	(3,661)	1,089	1	(16)	—	(2,587)

Total adjustments	34,727	2,605	1,300	34,115	—	72,747

Adjusted EBITDA	$145,478	$23,440	$(802)	$(315)	$—	$167,801

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Income (loss) before income taxes	$(49.7)	$29.0
Add/(Subtract):
Amortization and fair value adjustments	135.5	58.8
Interest expense	40.1	37.5
Depreciation and amortization	16.6	18.6
Curtailment expense	16.1	—
Non-cash share-based compensation expense	3.4	3.5
Fair value to cash adjustment for reverse loans	(4.3)	4.7
Servicing fee economics	—	9.7
Other	5.0	6.0

Sub-total	212.4	138.8

Adjusted EBITDA	$162.7	$167.8

Reconciliation of GAAP Income (Loss) Before Income Taxes to

Non-GAAP Adjusted Earnings

(in millions, except per share amounts)

	For the Three Months Ended
	March 31, 2015	March 31, 2014
Income (loss) before income taxes	$(49.7)	$29.0
Add/(Subtract):
Changes in fair value due to changes in valuation inputs and other assumptions	73.8	25.6
Curtailment expense	16.1	—
Step-up depreciation and amortization	9.5	11.9
Step-up amortization of sub-servicing rights (MSRs)	4.9	8.5
Non-cash share-based compensation expense	3.4	3.5
Non-cash interest expense	3.3	3.3
Fair value to cash adjustment for reverse loans	(4.3)	4.7
Other	4.8	8.6

Adjusted Earnings before taxes	$61.8	$95.1
Adjusted Earnings after tax (38% in 2015 and 39% in 2014)	38.3	58.0
Adjusted Earnings after taxes per common and common equivalent share.	$1.02	$1.53